UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
__________________

FORM 8-K
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CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 6, 2018

KBS STRATEGIC OPPORTUNITY REIT, INC.
(Exact Name of Registrant as Specified in Its Charter)
______________________________________________________

Maryland	000-54382	26-3842535
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

800 Newport Center Drive, Suite 700
Newport Beach, California 92660
(Address of principal executive offices)

Registrant's telephone number, including area code: (949) 417-6500

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT
The information in this Report set forth under Item 2.03 is incorporated herein by reference.
ITEM 2.01 COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS
On March 6, 2018, KBS Strategic Opportunity REIT, Inc. (the “Company”), through an indirect wholly owned subsidiary (the “Owner”), acquired from DOF II City Tower LLC (the “Seller”), an office building containing 431,007 rentable square feet located on approximately 4.92 acres of land in Orange, California (“City Tower”).  The seller is not affiliated with the Company or KBS Capital Advisors LLC, the Company’s external advisor.
The purchase price of City Tower was $147.3 million plus closing costs. The Company funded the purchase of City Tower with proceeds from the City Tower Mortgage Loan (discussed below) and proceeds from the sale of 11 properties to a newly formed Singapore real estate investment trust as disclosed in the Company’s Current Report on Form 8-K filed with the SEC on November 9, 2017.
City Tower was built in 1988 and partially renovated in 2016 and is currently 76% leased to 24 tenants.  The current aggregate annual effective base rent, which is calculated as the annualized contractual base rental income (excluding rental abatements), for the tenants of City Tower is approximately $10.3 million. The current weighted-average remaining lease term for the tenants is approximately 4.1 years and the current weighted-average annual rental rate over the remaining lease term is $34.63 per square foot.
ITEM 2.03 CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF REGISTRANT
On March 6, 2018, in connection with the Company’s acquisition of City Tower, the Owner entered into a term loan facility with Compass Bank, an unaffiliated lender, for borrowings up to $103.4 million, secured by City Tower (the “City Tower Mortgage Loan”). At closing, $89.0 million of the loan was funded and the remaining $14.4 million was available for future disbursements to be used for leasing commissions and capital expenditures, subject to certain terms and conditions contained in the loan documents.
The City Tower Mortgage Loan matures on March 5, 2021, with two one-year extension options, subject to certain terms and conditions contained in the loan documents, and bears interest at a floating rate of 155 basis points over one-month LIBOR. Monthly payments are interest only with the principal balance, all accrued and unpaid interest and all other sums due under the loan documents due at maturity. The Owner has the right to prepay all or a portion of the City Tower Mortgage Loan, subject to certain fees and conditions contained in the loan documents.
KBS SOR Properties, LLC (“KBS SOR Properties”), the Company’s wholly owned subsidiary, in connection with the City Tower Mortgage Loan, is providing a guaranty of (i) the payment of all actual costs, losses, damages, claims and expenses incurred by Compass Bank relating to the City Tower Mortgage Loan as a result of certain intentional actions or omissions of the Owner in violation of the loan documents, as further described in the guaranty; (ii) the payment of the principal balance and any interest or other sums outstanding under the City Tower Mortgage Loan in the event of certain bankruptcy, insolvency or related proceedings involving the Owner as described in the guaranty; and (iii) certain other amounts as described in the guaranty.
ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS
(a) Financial Statements of Real Estate Acquired. Since it is impracticable to provide the required financial statements for the acquired real property described in Item 2.01 at the time of this filing and no financials (audited or unaudited) are available at this time, the Company hereby confirms that it intends to file the required financial statements on or before May 22, 2018, by amendment to this Form 8-K.
(b) Pro Forma Financial Information. See paragraph (a) above.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KBS STRATEGIC OPPORTUNITY REIT, INC.

Dated: March 7, 2018	BY:	/s/ Jeffrey K. Waldvogel
Jeffrey K. Waldvogel
Chief Financial Officer, Treasurer and Secretary